Exhibit A

Yorkville High Income MLP ETF
Yorkville High Income Infrastructure MLP ETF

YieldShares High Income ETF (formerly known as Sustainable North American Oil Sands ETF)

Forensic Accounting ETF

Janus Equal Risk Weighted Large Cap ETF

Robo-StoxTM Global Robotics and Automation Index ETF

EMQQ The Emerging Markets Internet & Ecommerce ETF